SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2014

Guidance Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33197	95-4661210
(Commission File Number)	(IRS Employer Identification No.)

1055 E. Colorado Boulevard, Pasadena, California	91106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 626-229-9191

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment of Material Compensatory Plan

On November 6, 2014, Guidance Software, Inc. (the “Company”) announced the appointment of Barry Plaga as the Company’s Interim Chief Executive Officer. Mr. Plaga’s appointment became effective as of November 5, 2014. In connection with his appointment as Interim Chief Executive Officer, on December 1, 2014 the Company and Mr. Plaga entered into a Second Amendment (the “Second Amendment”) to the employment offer letter (the “Employment Letter”) between the Company and Mr. Plaga dated July 23, 2008 and the Amendment to the Employment Letter dated December 18, 2008 (the “First Amendment”). Pursuant to the Second Amendment, Mr. Plaga’s base salary increased to $360,000 per year. In addition, on December 1, 2014, Mr. Plaga was granted 35,000 restricted shares of the Company’s common stock under the Second Amended and Restated 2014 Equity Incentive Plan. Such shares shall vest 100% on November 5, 2015, so long as Mr. Plaga remains an employee of the Company. Mr. Plaga will also be eligible to receive severance compensation in the amount of one year’s base salary and the amount of Mr. Plaga’s then-current on target bonus, prorated for the calendar year of termination plus one additional year of Mr. Plaga’s then-current on target bonus in the event that he is terminated without cause (as defined in the Employment Letter) at the time of or within 18 months after a change of control. Mr. Plaga remains eligible to receive severance compensation as described in the First Amendment in the event he is terminated without a change of control or more than 18 months after a change of control.

The foregoing summary is qualified in its entirety by reference to the full text of the Second Amendment to the Employment Letter, which is incorporated by reference herein. A copy of the Second Amendment to the Employment Letter is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

99.1	Second Amendment to the Employment Letter between Guidance Software, Inc. and Barry Plaga.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.

(a Delaware Corporation)

/S/ BARRY PLAGA
Barry Plaga
Interim Chief Executive Officer and Chief Financial Officer
December 3, 2014